Dear Shareholders:

In meeting with a couple of investors in Hong Kong last month, I was newly reminded that many of you, due to global distances and time differences, may have difficulty understanding what Diguang is doing in a timely way. You can review a 10Q or 10K, but that just is a snapshot of the most recent quarter or year. A press release is just a summary of a particular event.

Therefore, I would like to use this letter to shareholders to give you a broader view of what Diguang has done, is doing now and plans to do in future. Hopefully, this will allow investors who do not have the luxury of traveling halfway around the world for a visit to better understand our business strategies and operations.

I am pleased to say that in the third quarter of 2007, which ended September 30, we made significant progress in returning Diguang International to sustainable profitability. This progress was based on our successful strategies of the past few quarters, which have begun to be reflected in our financial results. Our Q3 2007 net revenues increased approximately 91% compared to the year-ago third quarter ended September 30, 2006. Sequentially, net income improved by $1.4 million compared to the second quarter of this fiscal year, as we went from a $648,000 loss in Q2 2007 to a $781,000 profit in Q3 2007.

What are our strategies?

There are three important elements to Diguang International’s growth plans.

The first is global positioning in both marketing and production.

We have strengthened our competitive position during these last several quarters by increasing our international sales and customer base, and we are working to boost our domestic sales, that is, to entities within China, in coming quarters.

We now have manufacturing capabilities in Shenzhen, Guangdong covering Southern China; Wuhan, Hubei for Central China; and Yangzhou, Jiangsu, for Eastern China.

The second element of our growth strategy is to expand from small-size to medium- and large-size backlight products.

The global TFT-LCD industry is growing in terms of product format, with sizes ranging from smaller products like cell-phone backlights to larger products for applications such as PC monitors and LCD TVs. Broadening our product line in tune with the marketplace provides us with more opportunities for market penetration.

To date, Diguang has delivered commercially up to 19” CCFL backlights and up to 10.4” LED units, and we are working on larger sizes of products in our R&D laboratories to prepare for future orders. It is very important for us to build a presence in larger-format market segments.

However, large-size backlights are usually associated with higher inventory costs. In order to avoid the risks of obsolescent inventory and to keep our working capital from being tied up in inventory, we have adopted a consignment strategy, asking our customers to purchase parts for their own products. At the same time, we are also seeking upstream integration to reduce our raw materials costs. By doing so, we can improve our profit margins even as we expand into the larger-size arena with its inherently higher costs.

The third key to our future growth is in the shift from CCFL backlights to LED backlights.

LED technology has its advantages in energy savings, a smaller product profile, longer product lifetimes and a more favorable environmental scorecard that involves no mercury. The future of backlight products definitely involves transitioning from CCFL to LED. We believe that the replacement of CCFLs by LEDs will migrate from smaller- to bigger-format applications as the costs of LEDs become more and more competitive.

We are uniquely positioned for this shift in that we started with small-size LED backlights for mobile devices many years ago and have developed our medium- and large-size LED backlight technologies in recent years. Drawing on our experience, we have maintained our leading position in LED backlight technology compared to most of our competitors.

This year we have seen strong market demand for 7” up to 10.4” LED backlights, including a new application, the digital photo frame. This is a perfect Christmas gift. With our extensive experience in LED backlights, Diguang has secured significant orders in this mid-size LED product line. As a result, production capacity in our Guangdong plant in Southern China has reached a 100% utilization rate.

Recently, we also received a large mobile-phone backlight order from Samsung SDI with a commitment to start delivering an initial quantity of 10 million LED backlights in 2008, which will require additional production capacity.

Winning business from big names like Samsung SDI positions Diguang to sign orders from other international and domestic customers. The challenge of bringing additional capacity online to satisfy world-class customers is not to be minimized, but it is certainly preferable to carrying unused capacity. We will keep you posted on our progress not only with the Samsung SDI mobile phone backlight order, but also on our success in delivering products for Portable DVD players, automobile DVD players, GPS systems and more.

If we step back a moment and look at recent developments in context, I think you will see that our trajectory is an exciting and promising one.

The Past

We did good business in small-size backlights for several years. However, in Q4 of 2006, one of our major customers sold some of its manufacturing facilities to another company. The resulting lost account represented approximately 25% of our total sales at that time. This happened without any prior notification. As a result of this setback, we suffered three consecutive quarters of losses, from last quarter of 2006 through the second quarter of 2007. Industry-wide backlight oversupply and pricing pressures did not help.

We responded vigorously, and, we believe time has shown, appropriately. By enlarging our customer base and expanding into other product lines, we returned to profitability in 3Q of 2007 and have built a stronger, more flexible and responsive organization in the face of adversity.

The Present

Our backlight technologies are better recognized and accepted by the marketplace than ever before. Our growth initiative into the mid-size TFT-LCD market is paying off. For large-size LED backlight applications, Diguang has won strong technology development support from China’s government. We were also selected to be the first solution provider to co-develop a low cost large size LED base LCD TV with one of the largest Chinese LCD TV manufacturers. The technology development process on this project is in the middle phases of testing and approval.

The Future

The further exploration and commercialization of LED technology will be our mission for the coming future. As noted above, we plan to strengthen our market presence, expand and diversify our products for medium-size and larger application formats, and to continue enabling the ongoing global shift from CCFL to LED technologies across all product sizes.

One tactical approach will be to compete successfully in “upstream” LED disciplines, such as LED chipmaking, LED packaging and driver IC design. Our purpose here is to upgrade our LED technology from within while achieving cost advantages in TFT-LCD backlight components and positioning ourselves to secure low-cost supplies of LED raw materials.

Another tactical thrust will be to expand in areas outside the TFT-LCD display industry, such as general LED lighting.

And we expect our recently announced reorganization into discrete profit centers, each accountable for its own profit/loss profile, to empower our team members to excel in these initiatives.

As we have all seen in the last several months, the global display market is a dynamic industry. Likewise, our company is not only dynamic, but ready to respond to industry challenges with creative and insightful growth strategies. I think our operational and financial performance in the third quarter of 2007 demonstrates that responsiveness.

We are working diligently to build upon our recent successes and hope that you will ‘stay tuned’ to the Diguang story as it unfolds. Specifically, look for the latest technological innovations that we will be presenting at the CES Show in January, 2008, including but not limited to new-generation LED flat-panel lighting products that our engineers are completing and testing now. We thank you for your interest in our company.

Diguang International Development Co., Ltd.

Date: December 5, 2007	By:	/s/ Song Yi
Song Yi
Chief Executive Officer